Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACOCUNTING FIRM

To the Board of Directors Chino Commercial Bancorp Chino, California

We hereby consent to the use in the Form 10-KSB for Chino Commercial Bancorp, of our report dated March 24, 2008 with respect to the consolidated balance sheets of Chino Commercial Bancorp and Subsidiary as of December 31, 2007 and 2006 and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three year period ended December 31, 2007.

/s/ Hutchinson and Bloodgood LLP

Glendale, CA March 28, 2008